Exhibit 5.2

October 4, 2024

Accenture plc

Accenture Capital Inc.

c/o Accenture plc

500 West Madison Street

Chicago, Illinois 60661

Re:	Accenture plc and Accenture Capital Inc.

Registration Statement on Form S-3 (File Nos. 333-282399 and 333-282399-02)

Ladies and Gentlemen:

We have acted as counsel to Accenture Capital Inc., a Delaware corporation (the “Company”), and Accenture plc, an Irish public limited company (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file nos. 333-282399 and 333-282399-02 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated October 1, 2024, filed with the Commission on October 1, 2024 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $1,100,000,000 principal amount of the Company’s 3.900% Senior Notes due 2027, $1,200,000,000 principal amount of the Company’s 4.050% Senior Notes due 2029, $1,200,000,000 principal amount of the Company’s 4.250% Senior Notes due 2031 and $1,500,000,000 principal amount of the Company’s 4.500% Senior Notes due 2034 (collectively, the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of October 4, 2024 (the “Base Indenture”), between the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as modified in respect of the Notes by the Officer’s Certificate pursuant to Section 2.03 of the Base Indenture dated as of October 4, 2024 (as so modified, the “Indenture”), and are guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantor (the “Guarantees”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Notes, the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon

Gibson, Dunn & Crutcher LLP

200 Park Avenue | New York, NY 10166-0193 | T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

Accenture plc

Accenture Capital Inc.

October 4, 2024

statements and representations of officers and other representatives of the Company, the Guarantor and others.

We are not admitted or qualified to practice law in Ireland. Therefore, we have relied upon the opinion of Arthur Cox LLP, filed as an exhibit to the Guarantor’s Form 8-K on October 4, 2024, with respect to matters governed by the laws of Ireland.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Indenture, the Guarantees or the certificates evidencing the global Notes (collectively, the “Specified Note Documents”) of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a

Accenture plc

Accenture Capital Inc.

October 4, 2024

matter of law; (iii) any waiver (whether or not stated as such) contained in the Specified Note Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any agreement to submit to the jurisdiction of any Federal court; (vi) any waiver of the right to jury trial or (vii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP